Exhibit 99.1

NEWS RELEASE

Contacts:

Frank Nagle or Bob Ferri

Nagle & Ferri Investor Relations

(415) 575-1999

Genesis Microchip Reports Fourth Quarter

and Fiscal 2004 Financial Results

Record Revenue and Volume for LCD TV and Monitor Controllers

SAN JOSE, Calif., April 29, 2004 – Genesis Microchip Inc. (Nasdaq: GNSS), a world leader in the development of image processing technologies for LCD TVs and other consumer display products, today announced its financial results for the fourth quarter and its fiscal year 2004, which ended March 31, 2004.

Financial highlights for the fiscal year ended March 31, 2004 included:

•	Record revenue of $213.4 million, compared with $194.3 million for the year ended March 31, 2003;

•	Total unit shipments of approximately 40 million, a 47% increase over the year ended March 31, 2003;

•	Gross margins increased to 40.5%, compared with 38.6% for the year ended March 31, 2003;

•	Measured in accordance with generally accepted accounting principles, or GAAP, net loss for the year was $4.2 million, or $.13 per share, compared with a net loss of $14.6 million or $.47 per share for the year ended March 31, 2003;

•	On a pro forma basis (1), the net income for the year was $6.8 million or $.21 per share, compared with net income of $10.1 million or $.31 per share for the year ended March 31, 2003;

•	The financial results for the year ended March 31, 2004, both on a pro forma and GAAP basis, are after deduction of $12.6 million in costs associated with certain litigation.

Financial highlights for the quarter ended March 31, 2004 included:

•	Total revenues of $54.9 million, compared with $56.5 million for the quarter ended December 31, 2003;

•	Estimated LCD TV units shipped grew to a record 1.8 million, a 60% increase from the quarter ended December 31, 2003;

•	Gross margins of 39.8%, a slight improvement from the quarter ended December 31, 2003;

•	Measured in accordance with generally accepted accounting principles, or GAAP, net loss was $1.9 million, or $.06 per share, compared to net income of $179,000, or $0.01 per share in the quarter ended December 31, 2003;

•	On a pro forma basis (1), the net income was $1.1 million or $.03 per share; compared to pro forma net income of $2.5 million or $.08 per share in the quarter ended December 31, 2003;

•	The financial results for the quarter ended March 31, 2004, both on a pro forma and GAAP basis, are after deductions of $3.0 million for costs associated with patent litigation.

(1)	Pro forma net income differs from net income determined according to GAAP. A schedule reconciling these amounts is included in this news release. Differences between GAAP and pro forma results for the fiscal year and the quarter ended March 31, 2004 quarter include certain non-cash operating costs, such as the amortization of acquired intangible assets and of deferred stock compensation expense, gain on the sale of investments, and related income tax adjustments.

“We are extremely pleased with the expansion of our leadership position during fiscal 2004,” said Genesis Microchip interim CEO Eric Erdman. “We have strong traction in the LCD TV market as evidenced by the past year’s design wins, including those just recently announced with Sharp, Samsung, LG, EIZO, NEC, Compal and Changhong. We believe we are well-positioned to capitalize on the expected long term growth of the flat panel TV market and to maintain a leadership position in the LCD monitor market.”

Business Outlook

These statements are forward-looking, subject to risks and uncertainties, and actual results could differ materially. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this news release.

Overall, the company anticipates pro forma (1) profitability in the quarter ended June 30, 2004 based on the following expectations:

•	The company expects that revenue in its fiscal quarter ending June 30, 2004 will be between $52 and $56 million. Revenue is highly dependent on a number of factors including, but not limited to, the growth rate of the LCD monitor, flat panel TV and the company’s other markets, the degree of acceptance of the company’s products in those markets, customer inventory levels and manufacturing schedules, availability of other components for LCD monitors and flat panel TVs, changes in product pricing and actions of competitors, the company’s ability to maintain design wins with customers and make timely new product introductions, supply of products from the company’s third party suppliers, outcome of the company’s ITC proceedings and general economic conditions.

•	The company expects overall gross profit margins in its fiscal quarter ending June 30, 2004 to be in the range of 38 to 40 percent. Gross profit margins could be higher or lower than expected due to many factors including, but not limited to changes in product costs by our third party manufacturers, changes in product pricing and actions of competitors, changes in manufacturing yields, actual revenue levels and changes in product mix.

•	The company expects total operating expenses on a GAAP basis will total approximately $23 to $25 million in its fiscal quarter ending June 30, 2004. The company expects that pro forma operating expenses will be lower than GAAP-based operating expenses because of the exclusion of charges for the amortization of deferred stock compensation and acquired intangibles from pro forma operating expenses which are estimated to be $3.7 million. Operating expenses could be higher or lower than expected due to many factors including changes in product costs by our third party manufacturers, costs and outcome of litigation, and other factors set forth in our SEC filings.

Earnings Conference Call

Genesis Microchip will host a conference call, which is open to all interested investors, today at 5:00 p.m. (EST). Pertinent conference call information is as follows:

•	Date: Thursday, April 29, 2004

•	Time: 5:00 p.m. (EDT)

•	Call-in #: (719) 457-2634

•	A live, audio Web broadcast of the conference call also will be available at: http://www.GNSS.com/webcast.phtml. A replay of the conference call will be available through May 6, 2004, and it can be heard by dialing (719) 457-0820. The replay access code is: 848614.

About Genesis Microchip

Genesis Microchip Inc. (Nasdaq: GNSS) is a leading provider of image processing systems enabling superior picture quality in LCD TVs and a variety of consumer and PC-display products. Featuring Genesis Display Perfection™ technologies and Emmy award-winning Faroudja® video technology, Genesis system-on-a-chip solutions are used worldwide by display manufacturers to produce visibly better images across a broad array of devices including flat panel displays, digital TVs, projectors and DVD players/recorders. The Genesis technology portfolio features analog and mixed signal system-on-a-chip design, DCDi® by Faroudja deinterlacing, TrueLife™ video enhancement and IntelliComb™ video decoding and includes over 135 patents. Founded in 1987, Genesis supports its leading brand-name customers with offices in the U.S., Canada, India, Taiwan, Korea, China and Japan. For more information about Genesis Microchip Inc. or Genesis Display Perfection technologies, please visit www.gnss.com.

Note to Editors: Genesis, Genesis Display Perfection, Faroudja, DCDi by Faroudja, TrueLife and IntelliComb are trademarks or registered trademarks of Genesis Microchip Inc. All other trademarks are the property of their respective owners.

Safe Harbor Statement

This press release contains forward-looking statements, including, without limitation, comments by Eric Erdman and forward-looking statements regarding the company’s expected financial performance in its fiscal quarter ended June 30, 2004 contained in the Business Outlook section, including anticipated revenues, gross margins and operating expenses. The forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those projected.

The risks and uncertainties include those mentioned in the Business Outlook section above, and the risk factors listed in the company’s SEC reports, including but not limited to its reports on Form 10-K/A for the fiscal year ended March 31, 2003 and Form 10-Q for the quarter ended December 31, 2003.

The forward-looking statements in this press release are the company’s targets, not predictions of actual performance. The company’s performance has deviated, often materially, from its targets as of the beginning of a quarter. Any statements by persons outside the company speculating on the progress of the quarter, or other aspects of the company’s business, will not be based on internal company information and should be assessed accordingly by investors.

The inclusion of any statement in this release does not constitute a suggestion by the company or any other person that the events or circumstances described in such statements are material. The company does not undertake to publicly update or revise these forward-looking statements even if experience or future changes make it clear that any projected results expressed or implied in this release will not be realized.

Financial Statements attached:

•	Consolidated statements of operations

•	Pro forma consolidated statements of operations

•	Pro forma financial reconciliation

•	Consolidated balance sheets

GENESIS MICROCHIP INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(amounts in thousands, except per share amounts)

(unaudited)

	Three months ended		Year ended
	March 31, 2004	March 31, 2003	March 31, 2004	March 31, 2003
Revenues	$54,872	$54,780	$213,420	$194,325
Cost of revenues	33,022	31,127	127,035	119,410

Gross profit	21,850	23,653	86,385	74,915

	39.8%	43.2%	40.5%	38.6%

Operating expenses:
Research and development	7,730	6,441	28,090	25,609
Selling, general and administrative	9,994	9,322	38,212	32,784
Provision for costs associated with patent litigation	3,047	2,906	12,630	14,504
Amortization of acquired intangibles	2,654	2,654	10,616	10,627
Amortization of deferred stock-based compensation	1,060	1,004	3,830	6,847
VM Labs operating and other restructuring costs	—	—	—	4,266

Total operating expenses	24,485	22,327	93,378	94,637

Income (loss) from operations	(2,635)	1,326	(6,993)	(19,722)

Interest income	276	116	1,062	1,538
Gain on sale of investment	—	—	663	—
Imputed interest on lease liability	—	(102)	—	(592)

Net interest and other income	276	14	1,725	946

Income (loss) before income taxes	(2,359)	1,340	(5,268)	(18,776)
Provision for (recovery of) income taxes	(420)	321	(1,063)	(4,140)

Net income (loss)	$(1,939)	$1,019	$(4,205)	$(14,636)

Earnings (loss) per share:
Basic	$(0.06)	$0.03	$(0.13)	$(0.47)
Diluted	$(0.06)	$0.03	$(0.13)	$(0.47)

Weighted average number of common shares outstanding:
Basic	32,543	31,386	31,867	31,248
Diluted	32,543	32,815	31,867	31,248

GENESIS MICROCHIP INC.

PRO-FORMA CONSOLIDATED STATEMENTS OF OPERATIONS

(amounts in thousands of dollars, except per share amounts)

(unaudited)

	Three months ended		Year ended March 31,
	March 31, 2004	March 31, 2003	2004	2003
Revenues	$54,872	$54,780	$213,420	$194,325
Cost of revenues	33,022	31,127	127,035	119,075

Gross profit	21,850	23,653	86,385	75,250

	39.8%	43.2%	40.5%	38.7%

Operating expenses:
Research and development	7,730	6,441	28,090	25,609
Selling, general and administrative	9,994	9,322	38,212	32,784
Provision for costs associated with patent litigation	3,047	2,906	12,630	4,833

Total operating expenses	20,771	18,669	78,932	63,226

Income from operations	1,079	4,984	7,453	12,024
Interest income	276	116	1,062	1,538

Income before income taxes	1,355	5,100	8,515	13,562
Provision for income taxes	271	1,308	1,710	3,423

Net income	$1,084	$3,792	$6,805	$10,139

Earnings per share:
Basic	$0.03	$0.12	$0.21	$0.32
Diluted	$0.03	$0.12	$0.21	$0.31

Weighted average number of common shares outstanding (in thousands):
Basic	32,543	31,386	31,867	31,248
Diluted	33,749	32,815	33,025	32,366

GENESIS MICROCHIP INC.

PRO FORMA FINANCIAL RECONCILIATION

(amounts in thousands, except per share amounts)

(unaudited)

This press release includes pro forma operating results that are not in accordance with GAAP. A reconciliation of the presentation of historical pro forma results to GAAP is provided in the following table. As described in the tables, for the year ended March 31, 2003, pro forma net income excludes charges related to the amortization of acquired Intangible assets and deferred stock-based compensation expense, severance costs, VM Labs operating costs, imputed interest on lease obligations and related income tax adjustments, and for the year ended March 31, 2004, pro forma net income excludes charges related to the amortization of acquired Intangible assets and deferred stock-based compensation expense, gain on sale of investment and related income tax adjustments. We use pro forma operating results to evaluate our operating performance and believe that assessment of pro forma performance enhances management’s and our investors’ ability to evaluate comparable historic operating results. The pro forma income tax rate is based on pro forma net income as described in the following table.

	Three months ended		Year ended
	March 31, 2004	March 31, 2003	March 31, 2004	March 31, 2003
Loss from operations (GAAP)	$(2,635)	$1,326	$(6,993)	$(19,722)

Pro forma adjustments:

Amortization of acquired intangibles	2,654	2,654	10,616	10,627
Amortization of deferred stock-based compensation	1,060	1,004	3,830	6,847
Provision for costs associated with patent litigation	—	—	—	9,671
VM Labs inventory reserve	—	—	—	335
VM Labs operating and restructuring costs	—	—	—	4,266

Income from operations (pro forma)	1,079	4,984	7,453	12,024

Net interest and other income (GAAP)	276	14	1,725	946
Imputed interest on lease liability	—	102	—	592
Gain on sale of investment	—	—	(663)	—

Interest income (pro forma)	276	116	1,062	1,538

Income before tax (pro forma)	$1,355	$5,100	$8,515	$13,562

Provision for (recovery of) income taxes (GAAP)	(420)	321	(1,063)	(4,140)

Tax effect of pro forma adjustments	691	987	2,773	7,563

Pro forma provision for income taxes	$271	$1,308	$1,710	$3,423

Net income (loss) (GAAP)	$(1,939)	$1,019	$(4,205)	$(14,636)

Net income (pro forma)	$1,084	$3,792	$6,805	$10,139

Diluted earnings (loss) per share:
GAAP	$(0.06)	$0.03	$(0.13)	$(0.47)
Pro forma	$0.03	$0.12	$0.21	$0.31

GENESIS MICROCHIP INC.

CONSOLIDATED BALANCE SHEETS

(amounts in thousands of dollars)

(unaudited)

	March 31, 2004	March 31, 2003
ASSETS
Current assets:
Cash and cash equivalents	$19,241	$113,138
Short term investments	98,981	—
Accounts receivable trade	28,325	25,587
Inventory	18,503	14,269
Other	6,472	5,697

Total current assets	171,522	158,691
Capital assets	17,257	12,770
Acquired intangibles	26,731	36,933
Goodwill	189,152	189,579
Deferred income taxes	3,402	—
Other	2,662	4,681

Total assets	$410,726	$402,654

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$9,848	8,640
Accrued liabilities	11,503	18,164
Income taxes payable	2,520	722
Loans payable	—	334

Total current liabilities	23,871	27,860
Long-term liabilities:
Deferred income taxes	—	961

Total liabilities	23,871	28,821

Stockholders’ equity:
Capital stock	395,869	382,618
Cumulative other comprehensive loss	(94)	(94)
Deferred stock-based compensation	(2,833)	(6,809)
Deficit	(6,087)	(1,882)

Total stockholders’ equity	386,855	373,833

Total liabilities and stockholders’ equity	$410,726	$402,654